Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated April 6, 2015

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J.P. Morgan Volemont Strategy -- U.S. Equity (Series 1)
(USD) (JPVOLUSA )

The J.P. Morgan Volemont Strategy -- U.S. Equity (Series 1)
(USD) (the "Strategy" or "Volemont") (JPVOLUSA {Index}) is
a fully
transparent and directly investable strategy that
references the level of implied vs. realized volatility of
the SandP 500 Index (the "SandP 500")

Overview

[] The Strategy aims to monetize the difference (the
"carry")
between implied and realized volatility by synthetically
selling 30 calendar day variance swaps on the SandP 500
Index, while mitigating potential drawdowns through
initiation of synthetic long futures positions in VIX
futures
contracts positions, when the carry signal indicates the
market for VIX futures is in "backwardation" (which is
typical during high volatility market conditions).

[] Each strategy business day, the Strategy may initiate a
synthetic 30-day variance swap position on the SandP 500
according to the observed carry signal (the "Variance
Component")

[] Each strategy business day, the Strategy may initiate a
synthetic exposure in futures contracts on the CBOE
Volatility Index (the "VIX Index") according to the
observed risk signal (the "Futures Component")

[] The ability to combine tactical long and short variance
positions aims to deliver robust, stable returns

Transparency of Replication

[] The Strategy is constructed entirely from publicly
available
information, minimizing discretion

[] The strike level of each synthetic variance swap is
calculated
based on the level of the VIX Index (which is a measure of
implied volatility) as published on Bloomberg

[] The Index, the Variance Component and the Futures
Component
are subject to the deduction of a total of four types of
fees and
adjustments:

[] Index fee: on each day, the calculation of the Index
reflects
the deduction of 0.75% per annum;

[] Index adjustment: once each month, if the Futures
Component is activated, a deduction, that approximates VIX

futures slippage costs;

[] Futures Component adjustment: on each day, if the
Futures
Component is activated, a deduction, that approximates VIX

futures slippage costs associated with rolling the VIX
futures
contracts; and

[] Variance Component adjustment: on each relevant day, the

strike level of any synthetic variance swap will reflect
the
level of the VIX Index on that day less a strike
adjustment,
which approximates transaction costs, including bid-ask
spreads and slippage costs.

Hypothetical and Actual Historical Monthly Performance
December 31, 2007 through March 31, 2015

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Source: J.P. Morgan. Past performance is not indicative of
future performance. Please see "Notes" on the following
page. For purposes of this examples, each index was set
equal to 100 at the beginning of the relevant measurement
period and returns are calculated arithmetically (not
compounded).

Hypothetical and Actual Historical Monthly Performance of
the J.P. Morgan Volemont Strategy -- U.S. Equity (Series 1)
(USD)

      Jan    Feb    Mar
---- ------ ------ ------
2008 -1.50% 0.71%  -1.64%
---- ------ ------ ------
2009 -0.04% 7.39%  0.84%
---- ------ ------ ------
2010 0.21%  0.29%  3.33%
---- ------ ------ ------
2011 1.71%  1.95%  0.13%
---- ------ ------ ------
2012 4.17%  3.28%  2.32%
---- ------ ------ ------
2013 1.16%  -0.27% 1.48%
---- ------ ------ ------
2014 -0.47% -2.90% 1.45%
---- ------ ------ ------
2015 -1.95% 3.18%  -0.75%
---- ------ ------ ------

 Apr    May    Jun    Jul
------ ------ ------ ------
1.25%  2.17%  -1.86% -1.60%
------ ------ ------ ------
1.35%  2.84%  3.80%  1.81%
------ ------ ------ ------
-0.63% -0.45% -4.15% 4.82%
------ ------ ------ ------
2.60%  2.07%  -0.07% -1.65%
------ ------ ------ ------
0.16%  0.94%  1.30%  0.49%
------ ------ ------ ------
-1.10% -0.39% -0.51% 1.67%
------ ------ ------ ------
-0.18% 1.38%  1.34%  -0.92%
------ ------ ------ ------

 Aug    Sep    Oct
------ ------ ------
-0.05% -8.64% 29.57%
------ ------ ------
3.17%  3.54%  -1.18%
------ ------ ------
1.93%  1.96%  3.59%
------ ------ ------
-6.26% 9.03%  -5.69%
------ ------ ------
2.15%  1.40%  1.28%
------ ------ ------
0.22%  1.67%  1.35%
------ ------ ------
1.49%  -0.02% -5.19%
------ ------ ------

 Nov    Dec   Year
------ ------ -------
10.81% -0.73%  26.85%
------ ------ -------
2.96%  4.52%   35.44%
------ ------ -------
1.32%  4.39%   17.53%
------ ------ -------
1.39%  1.55%    6.05%
------ ------ -------
0.48%  1.14%   20.78%
------ ------ -------
0.83%  -0.27%   5.94%
------ ------ -------
1.65%  -4.04%  -6.51%
------ ------ -------
                0.40%
====== ====== -------

Source: J.P. Morgan. Past performance is not indicative of
future performance. Please see "Notes" on the following
page.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 1, 2015

Notes

Hypothetical and actual, historical performance measures:
Represent the performance of the Volemont Index based on,
as applicable to the relevant measurement period, the
hypothetical backtested daily closing levels through April
29, 2013, and the actual historical performance of the
Volemont Index based on the daily closing levels from April
30, 2013 through March 31, 2015, as well as the actual
historical performance of the SandP 500 Index over the same
periods. There is no guarantee the Volemont Index will
outperform the SandP 500 Index or any alternative
strategy.

Volatility: hypothetical, historical annualized volatility
levels are presented for informational purposes only.
Volatility levels are calculated from the historical
returns, as applicable to the relevant measurement period.
Volatility represents the annualized standard deviation of
the relevant index's arithmetic daily returns over the
relevant measurement period.

The Sharpe Ratio, which is a measure of risk-adjusted
performance, is computed as the annualized historical
return divided by the annualized volatility.

The J.P. Morgan Volemont Strategy -- U.S. Equity (Series 1)
(USD) has been live since 30th April 2013.

Risk Factors
The risks identified below are not exhaustive. Please see
"Risk Factors" in the applicable product supplement and any
applicable underlying supplement and "Selected Risk
Considerations" to the applicable term sheet or pricing
supplement for additional information.

Our affiliated J.P. Morgan Securities pls is the index
calculation agent and index sponsor and may adjust the
Index in a way that affects its level and adversely affects
your interests.

The Index has limited operating history. The Index was
created on April 30, 2013, and therefore has limited
historical performance. Past performance should not be
considered indicative of future performance.

The Index has concentration risk. The Index provides
synthetic exposure to 30-day synthetic variance swaps on
the SPX Index and VIX futures contracts with a maturity of
between two and three months and thus is less diversified
than other funds, investment portfolios or indices
investing in or tracking a broader range of products and,
therefore, could experience greater volatility.

The determination of the strike levels as part of the
calculation of the Variance Component includes a downward
adjustment that will adversely affect the level of the
Variance Component.

An increase in the realized volatility of the SPX Index may
have a substantial adverse effect on the level of the
Variance Component.

The returns on the synthetic variance swaps underlying the
Variance Component are non-linear, which may have an
adverse effect on the level of the Variance Component.

The Variance Component may be uninvested at any time. Under
these circumstances, the index fee will continue to be
deducted from the level of the Index, even though there is
no exposure to synthetic variance swaps.

The daily rebalancing adjustment amount is likely to have a
substantial adverse effect on the level of the Futures
Component over time.

The Futures Component is likely to be uninvested (and,
therefore, provide no exposure to VIX futures contracts)
for sustained periods of time.

Due to the time lag inherent in the Futures Component, the
Long Return Exposure may not be adjusted quickly enough in
response to a change in market conditions for the
investment strategy on which the Futures Component is based
to be successful.

The Futures Component is an excess return strategy and not
a total return strategy and therefore measures the returns
accrued fro investing in uncollateralized futures contract.
As an excess return strategy, the Futures Component will
therefore not generate the same return as investing
directly in VIX futures contracts or in a total return
index related to the VIX futures contracts.

To the extent there are any inconsistencies between this
free writing prospectus and the relevant pricing
supplement, the relevant pricing supplement, including any
hyperlinked information, shall supersede this free writing
prospectus.

Investment suitability must be determined individually for
each investor. The financial instruments described herein
may not be suitable for all investors. This information is
not intended to provide and should not be relied upon as
providing accounting, legal, regulatory or tax advice.
Investors should consult their own advisors on these
matters.

DISCLAIMER
JPMorgan Chase and Co. ("J.P. Morgan") has filed a
registration statement (including a prospectus) with the
Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you
invest in any offering of securities by J.P. Morgan, you
should read the prospectus in that registration statement,
the prospectus supplement, as well as the particular
product supplement, underlying supplement, the relevant
termsheet or pricing supplement, and any other documents
that J.P. Morgan will file with the SEC relating to such
offering for more complete information about J.P. Morgan
and the offering of any securities. You may get these
documents without cost by visiting EDGAR on the SEC Website
at www.sec.gov. Alternatively, J.P. Morgan, any agent or
any dealer participating in the particular offering will
arrange to send you the prospectus and the prospectus
supplement, as well as any product supplement, underlying
supplement and termsheet or pricing supplement, if you so
request by calling toll-free (800) 576 3529.
Free Writing Prospectus filed pursuant to Rule 433;
Registration Statement No. 333-199966

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.

Copyright 2015 JP Morgan Chase and Co. All Rights reserved.
Additional information is available upon request.

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com April 1, 2015